EXHIBIT 8.1

SUBSIDIARIES OF AND CONSOLIDATED ENTITIES OF

MEIWU TECHNOLOGY COMPANY LIMITED

As of the date of the annual report*

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Code Beating (Xiamen) Technology Company Limited	P.R. China
Delimond Limited	Hong Kong
Guo Gangtong Trading (Shenzhen) Co., Ltd	P.R. China
Guangzhou Tianhe District Chunran Health Consulting Co., Ltd.	P.R. China
Mahaotiaodong Information Technology Company	British Virgin Islands
Shenzhen Vande Technology Co., Limited	Hong Kong
Xiamen Chunshang Health Technology Co., Ltd.	P.R. China